EXHIBIT 5 AND EXHIBIT 23(c)

                    LEGAL OPINION AND CONSENT OF COUNSEL

















































                        EXHIBIT 5 AND EXHIBIT 23(c)




                               August 19, 1996


The Colonel's International, Inc.
620 South Platt Road
Milan, Michigan 48160

Ladies and Gentlemen:

          As legal counsel for The Colonel's International, Inc., a Michigan corporation (hereinafter called the "Company"), we have examined and are familiar with the Company's Articles of Incorporation, Bylaws, and other corporate records and documents and have made such further examination as we have deemed necessary or advisable in order to enable us to render this opinion. Based upon the foregoing, we are of the opinion that:

          1. The Company is a corporation duly organized and validly existing under the laws of the State of Michigan.

          2. The Company has an authorized capitalization of 35,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of Preferred Stock, par value 0.01 per share.

          3. The 3,000,000 shares being registered on Form S-8 under the Securities Act of 1933 are authorized shares of Common Stock and such shares, when issued pursuant to The Colonel's International 1995 Long-Term Incentive Plan will be legally issued and outstanding, fully paid and nonassessable.

          We hereby consent to the reference to us under the caption "Legal Opinion" contained in the Registration Statement and to the filing of this opinion and consent as an exhibit to the Registration Statement on Form S-8 covering the Common Stock to be issued pursuant to this Registration Statement.

                              Very truly yours,

                              WARNER NORCROSS & JUDD LLP


                              By /S/ STEPHEN C. WATERBURY
                                 Stephen C. Waterbury
                                 A Partner